News Release                                                  February 23, 2004

                    Valmont to Acquire Newmark International

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures, coating services for infrastructure, and mechanized irrigation equipment for agriculture, announced today that it has signed a definitive agreement to acquire Newmark International, Inc., headquartered in Birmingham, Alabama. Newmark, with 2003 revenues in excess of $75 million, is a manufacturer of concrete and steel poles primarily for the utility industry. Valmont agreed to purchase all of the shares of Newmark for cash from Newmark's parent company, Pfleiderer AG of Neumarkt, Germany. The transaction includes all six of Newmark's concrete pole plants as well as one steel pole plant. The fiberglass pole business of Newmark is not part of the transaction. The purchase price will total approximately $105 million. The transaction has been approved by the boards of directors of both companies and is subject to satisfaction of customary closing conditions, including review under the Hart-Scott-Rodino Antitrust Improvements Act. Valmont expects to close the acquisition in the next sixty days.

     "Newmark is a very strategic acquisition as it broadens Valmont's product offering to the utility industry," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "We will now be able to offer concrete utility structures in addition to our complete line of steel transmission, distribution and substation products. This acquisition is expected to be accretive to 2004 earnings. We have known and respected the Newmark organization for many years, and will benefit from the capabilities of their seasoned management team. Newmark will continue to be led by Earl Foust, and we are delighted that Earl and his team have decided to join forces with Valmont."

     "In order to improve reliability and support the increased electric generating capacity needed for economic growth, upgrades and expansions to America's utility transmission and distribution infrastructure are needed. Concrete utility poles, as well as concrete bases for steel poles, allow installation in certain environments not well suited for steel. By adding concrete to its capabilities, Valmont will be able to offer the utility industry better solutions than ever before," added Bay.



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     According  to  Hans H.  Overdiek,  spokesman  of the  Pfleiderer  Board  of
Management,  "This  transaction  provides  the best  opportunities  for  Newmark
International Inc. to continue to grow as part of a leading global pole manufacturer. With its know-how and industry leading spun concrete structures, Newmark will further enhance the remarkable success story of Valmont Industries. Valmont can offer the Newmark organization continuity for its employees, customers and business associates, and will provide a stable base on which the company's long-term commercial relations can continue to thrive."

     "From Pfleiderer AG's point of view, the deal is of strategic importance as the gain on the sale will strengthen Pfleiderer's equity base, at the same time enabling it to bolster the market positions of its core Engineered Wood and Infrastructure Technology activities. Pfleiderer Poles & Towers' operations in Germany and Europe are not affected by the deal."

     An audio discussion of the transaction by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 9:00 a.m. Feb. 24, 2004 CST, by pointing browsers to: http://www.valmont.com/investor_relations/call.shtml. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 5730753 beginning Feb. 24, 2004 at 11:00 a.m. CST through 12:00 p.m. CST on Mar.3, 2004.

     Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.